Sixth Amendment To Credit Agreement
This Sixth Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of May 1, 2014, by and among FCStone Merchant Services, LLC, a Delaware limited liability company (the “Borrower”), INTL FCStone Inc., as Guarantor, the financial institutions party to this Amendment, as lenders (the “Lenders”), and Bank of Montreal, Chicago Branch, as administrative agent (the “Administrative Agent”).
Preliminary Statements
A.    The Borrower, the Guarantor, the Lenders and the Administrative Agent entered into a certain Credit Agreement dated as of August 10, 2012, as amended (the “Credit Agreement”). The Borrower and the Administrative Agent also entered into that certain Security Agreement dated as of August 10, 2012 (the “Security Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.    The Borrower has requested that the Lenders make certain amendments to the Credit Agreement and the Security Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendments to the Credit Agreement.
Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be and hereby is amended as follows:
1.1.    The defined term “Borrowing Base” set forth in Section 5.1 of the Credit Agreement shall be and hereby is amended by inserting the term “plus” at the end of clause (d) and immediately thereafter inserting a new clause (e) to read in its entirety as follows:
(e)     all Includable Unhedged Eligible Commodities;
1.2.     The defined term “Borrowing Cap” set forth in Section 5.1 of the Credit Agreement shall be and hereby is amended by deleting the term “minus” at the end of clause (v) and inserting in its place the term “plus”, and amending and restating clause (vi) and immediately thereafter inserting a new clause (vii), each to read in their entirety as follows:
(vi)    all Includable Unhedged Eligible Commodities; minus
(vii)    the Concentration Limit;
1.3.    The proviso in the defined term “Borrowing Limit” set forth in Section 5.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

provided, that (i) the amounts set forth in clauses (b), (c) and (d) above shall not exceed $10,000,000 in the aggregate at any one time, (ii) the amount of Includable Unhedged Eligible Commodities shall not exceed 10% of the Commitments in effect at the date of determination, (iii) the Administrative Agent shall have the right upon five (5) Business Days’ notice to the Borrower to reduce the foregoing advance rates in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (iv) the Borrowing Limit shall be computed only as against and on so much of such Collateral as is included on the Borrowing Notice substantially in the form of Exhibit A attached hereto furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.
1.4.    Clause (d) in the defined term “Certified Merchant” set forth in Section 5.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:
(d) maintains at a minimum of 100 underlying growers of Qualified Commodities in the aggregate for its Forward Contracts
1.5.    The amount “$8,000,000” in clause (iv) of the defined term “Forward Contract Exclusion” set forth in Section 5.1 of the Credit Agreement shall be deleted and replaced with the amount “$5,000,000”.
1.6.    The following defined terms appearing in Section 5.1 of the Credit Agreement shall be amended and restated to read in their entirety as follows:
“Commitment” means, as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $30,000,000 as of March 7, 2014.
“Concentration Limit” means, for any Seller at any date of determination, (a) with respect to the initial transaction under an Eligible Repurchase Agreement, the aggregate amount by which the obligations (determined on a mark-to-market basis on such date of determination) of such Seller to repurchase Qualified Commodities pursuant to such Eligible Repurchase Agreement exceeds $10,000,000, and (b) with respect to all Eligible Repurchase Agreements (including Eligible Repurchase Agreements set forth in clause (a) above), the aggregate amount by which the obligations (determined on a mark-to-market basis on such date of determination) of such Seller to repurchase Qualified Commodities pursuant to Eligible Repurchase Agreements exceeds $12,000,000. For purpose hereof, the obligations of a Seller’s Subsidiaries and Affiliates shall also be included in determining the Concentration Limit for such Seller.
“Qualified Commodity” means any physical commodity of the type described on Schedule 5.1(a) attached hereto (as such schedule may be modified or supplemented in the Administrative Agent’s reasonable discretion) that is (or with respect to a physical commodity subject to a Forward Contract, will be upon delivery of such physical commodity) (a) either covered by a tangible negotiable warehouse receipt issued or negotiated to the Borrower or is an Eligible Electronic Warehouse Receipt; (b) on site and in storage within a storage facility operated by the Seller; and (c) fully insured against casualty loss while in storage with the Seller, and the Seller or the Borrower has delivered to the Administrative Agent an insurance certificate naming the Administrative Agent as lender’s loss payee with respect to such Qualified Commodity. The foregoing notwithstanding, if any physical commodity consisting of Canola or Cotton is not on site and in storage within a storage facility operated by the Seller, such physical commodity shall be a Qualified Commodity if such physical commodity is stored at a storage facility acceptable to the Administrative Agent (in its sole discretion), and the Borrower, such Seller or storage operator provides an insurance certificate to the Administrative Agent evidencing that such physical commodity is fully insured against casualty loss while in storage and naming the Administrative Agent as loss payee.
“Sorghum Cap” means, at any time the same is to be determined, the amount by which the (i) sum of (A) 89% of the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Qualified Commodities consisting of Sorghum sold by the Sellers to the Borrower under the Eligible Repurchase Agreements, plus (B) 80% of the market value of all Eligible Commodities consisting of Sorghum owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, plus (C) 65% of Forward Contract Equity with respect to Forward Contracts for Sorghum, plus (D) all Includable Unhedged Eligible Commodities consisting of Sorghum exceeds (ii) $15,000,000.
“Termination Date” means May 1, 2015, or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.10, 9.2 or 9.3 hereof.
1.7.    Section 5.1 of the Credit Agreement shall be further amended by inserting the following new defined terms in their appropriate alphabetical order, each such defined term to read in its entirety as follows:
“Cocoa” is defined in Schedule 5.1 attached hereto.
“Cotton” is defined in Schedule 5.1 attached hereto.
“Includable Unhedged Eligible Commodities” means 50% of the market value of all Unhedged Eligible Commodities.
“Unhedged Eligible Commodities” means all Qualified Commodities owned by the Borrower that are (i) evidenced by tangible or electronic warehouse receipt and (ii) not subject to a Hedging Agreement but otherwise satisfy the requirements set forth in the defined term “Eligible Commodities”.
1.8.    The date “September 30, 2011” appearing in Section 6.6 of the Credit Agreement shall be deleted and replaced with the date “September 30, 2013”.
1.9.    Section 8.9 of the Credit Agreement shall be and hereby is amended by deleting the period at the end of clause (j) and inserting in its place “; and”, and immediately thereafter inserting a new clause (k) to read in its entirety as follows:
(k)    investments in and loans to the Borrower’s customers in connection with the purchase of such customer’s accounts receivable so long as (i) no Default or Event of Default has occurred and is continuing immediately before and after giving effect to such investment or loan, (ii) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 8.22 hereof, (iii) the aggregate amount of such investments in and loans to any such customer and its Affiliates shall not exceed $300,000 in the aggregate at any one time and (iv) the aggregate amount of such investments in and loans to all such customers shall not exceed $2,000,000 in the aggregate at any one time.
1.10.    Exhibit A, Schedule 1, and Schedule 5.1(a) of the Credit Agreement shall be amended and restated in the form of Exhibit A, Schedule 1 and Schedule 5.1(a) respectively, attached hereto.

Section 2.	Conditions Precedent.
This Amendment shall become effective upon satisfaction of all of the following conditions precedent:
2.1.    The Borrower, the Guarantor, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.
2.2.    The Administrative Agent shall have received copies of the certificates of good standing for the Borrower and the Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization.
2.3.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 3.	Representations.
3.1.    In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent and the Lenders that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except to the extent that such representations and warranties relate to an earlier date) and (b) it is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.
3.2.    Since August 10, 2012, there has been no amendments, modifications, supplements or restatements to the Borrower’s articles of incorporation and bylaws (or comparable organizational documents), and such articles of incorporation and bylaws (or comparable organizational documents) are in full force and effect on the date hereof.
3.3.    Except for the amendments attached hereto as Annex A, there has been no amendments, modifications, restatements or supplements to the certificate of incorporation and by-laws of Holdings since August 10, 2012, and such certificate of incorporation and by-laws are in full force and effect. Attached hereto as Annex A are a true and correct copies of all amendments to Holdings’ by-laws since August 10, 2012.
3.4.    There has been no amendment, modifications, supplements or restatements to the Borrower’s and Guarantor’s resolutions delivered to the Administrative Agent in connection with the Credit Agreement and such resolutions have not been revoked and are in full force and effect as of the date hereof.

Section 4.	Miscellaneous.
4.1.    The Borrower heretofore executed and delivered to the Administrative Agent the Security Agreement and certain other Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.
4.2.    Except as specifically amended herein, the Credit Agreement, including without limitation the Guarantees set forth in Section 12 thereof, shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.3.    The Borrower agrees to pay on demand all out of pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.
4.4.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Amendment by telecopy or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as an original. This Amendment shall be governed by the internal laws of the State of Illinois.
[Remainder Left Intentionally Omitted]

This Sixth Amendment to Credit Agreement is entered into as of the date and year first above written.
“Borrower”
FCStone Merchant Services, LLC
By     /s/    Michael J. Knobbe
Name     Michael J. Knobbe
Title     President/CEO
By     /s/    Bruce Fields
Name     Bruce Fields
Title     Authorized Signatory

“Guarantor”

INTL FCStone Inc.
By     /s/    Sean M. O’Connor
Name     Sean M. O’Connor
Title     Chief Executive Officer
By     /s/    Bruce E. Fields
Name     Bruce E. Fields
Title     Group Treasurer

Accepted and agreed to.
Bank of Montreal, Chicago Branch, as Administrative Agent and a Lender
By     /s/    Linda C. Haven
Name     Linda C. Haven
Title     Managing Director

CoBank, ACB, as a Lender
By     /s/    Bert D. Johnson
Name     Bert D. Johnson
Title     Vice President